Exhibit 99.7

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Hometown Financial Group, Inc., a Maryland corporation, and any amendments thereto, as a person who will become a director on the Board of Directors of Hometown Financial Group, Inc. in connection with the merger of Primary Bank and TruNorth Bank (a wholly owned subsidiary of Hometown Financial Group, Inc.), and consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ William Greiner
October 23, 2026	William Greiner